UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2017

OREXIGEN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33415	65-1178822
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 N. Torrey Pines Ct., Suite 200, La Jolla, CA		92037
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 875-8600

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2017, the Compensation Committee (the “Committee”) of the Board of Directors of Orexigen Therapeutics, Inc. (the “Company”) approved bonuses for the 2016 fiscal year to be awarded to the Company’s named executive officers. Bonus awards were based on the Committee’s evaluation of the Company’s performance as well as each individual named executive officer’s performance during the 2016 fiscal year.

The Committee previously established target bonus levels for the named executive officers, which, in the case of Mr. Keyes and Mr. Lynch, is equal to 50% of their base salary. The target bonus for Mr. Narachi is equal to 75% of his base salary and for Dr. Cannell is equal to 60% of his base salary. The Committee previously determined that 100% of Mr. Narachi’s annual bonus should be based on the Company’s achievement relative to the 2016 corporate goals and that, with respect to each other named executive officer, 60% of their annual bonus should be based on the Company’s achievement relative to the 2016 corporate goals. Based on its consideration of the Company’s performance relative to the 2016 corporate goals as well as evaluation of the individual performance of named executive officers other than Mr. Narachi, the Committee determined that the total bonuses awarded for the 2016 fiscal year to each named executive officer are as follows:

Named Executive Officer	Title	2016 Annual Merit Bonus
Michael Narachi	President and Chief Executive Officer	$458,756
Jason Keyes	Senior Vice President, Chief Financial Officer	$127,852
Thomas Cannell, D.V.M	Chief Operating Officer and President of Global Commercial Products	$237,559
Thomas Lynch	Executive Vice President, General Counsel & Secretary	$177,600

In addition, the Committee also determined to increase the annual base salaries for the 2017 fiscal year for Mr. Keyes by 4% to $312,000 and for each of Mr. Narachi, Dr. Cannell and Mr. Lynch by 3% to $700,028, $473,800 and $381,100 respectively, effective as of January 1, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OREXIGEN THERAPEUTICS, INC.

Date: February 6, 2017	By:	/s/ Michael A. Narachi
	Name:	Michael A. Narachi
	Title:	Chief Executive Officer